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                                                                 EXHIBIT 99.A9.3

                              Exhibit 27(d)(xii)
                           Joint Insured Term Rider


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                       AUSA LIFE INSURANCE COMPANY, INC.
                               (A STOCK COMPANY)

                       Home Office: 4 Manhattanville Road
                            Purchase, New York 10577
                             Administrative Office:
                                 P.O. Box 9054
                         Clearwater, Florida 33758-9054

                            JOINT INSURED TERM RIDER

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IN THIS RIDER, the Joint Insureds are named on Page 3 of the Policy. AUSA Life
Insurance Company, Inc. will be referred to as We, Our or Us.
===============================================================================

BENEFIT We will pay to the Beneficiary the then current Face Amount of this Rider upon the death of the Surviving Insured when We receive proof that both Joint Insureds died while this Rider is in force.

FACE AMOUNT       The initial Face Amount of this Rider is shown on Page 4 of the Policy. The Face Amount may be decreased at any time after the first policy year. Any decrease will become effective on the first Monthiversary on or next following the day We receive a Written Notice.

CONSIDERATION     This Rider is issued in consideration of:

                  1.       the application for this Rider; and

                  2.       the payment of the Initial Premium.

INCONTESTABILITY  The Incontestability Provision of the Policy also applies to the Face Amount of this Rider.

SUICIDE If either Joint Insured dies by suicide within two years after the effective date of this Rider, Our liability shall be limited to an amount equal to the total monthly deductions for this Rider. However, in no event will this increase the total liability set forth in the Suicide Provision of the Policy to which this Rider is attached.

TERMINATION       This Rider will terminate on the earliest of:

                  1. the Anniversary nearest the younger Insured's 79th birthday;

                  2.       the date this Policy terminates;

                  3. the Monthiversary on which this Rider is terminated by Written Notice.


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GENERAL           This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                  The monthly deduction for this Rider for each of the first 12 policy months is shown on Page 4 of the Policy. Monthly deductions after the first policy year will be calculated consistent with:

                  1. the Face Amount of this Rider and the Monthly Cost of Insurance Rates Provision of the Policy to which this Rider is attached; and

                  2. the death benefit Guarantee Charge for this Rider as shown on Page 4 of the Policy. This Guarantee Charge will not be deducted on and after the No Lapse Date shown in the Policy.

EFFECTIVE DATE    This Rider becomes effective on the same date as the Policy unless a later date is shown here.




                       AUSA LIFE INSURANCE COMPANY, INC.


                              /s/ Craig D. Vermie
                       ---------------------------------
                                   Secretary


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